SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

March 10, 2008
Date of Report (Date of earliest event reported)

Hotel Outsource Management International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6719	13-4167393
(State or Other Jurisdiction of	Commission File	(I.R.S. Employer
Incorporation or Organization)	Number	Identification No.)

80 Wall Street, Suite 815, New York, New York 10005	10005
(Address of Principal Executive Offices)	(Zip Code)

212-344-1600
Registrant’s telephone number, including area code

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(Former Name or former Address, if Changed Since Last Report)

Item 8.01 Other Events

On December 28, 2007, HOMI Israel Ltd. (“HOMI Israel”), which is a wholly owned subsidiary of Hotel Outsource Management International, Inc. (“HOMI”) and which indirectly owned 60% of HOMI South Africa (Pty) Ltd (“HOMI SA”), entered into an agreement (the “Agreement”) with Ice Maiden International Ltd and its beneficial owners (“Ice Maiden”), which owned 40% of HOMI SA. Under the Agreement, it was agreed that HOMI Israel will purchase Ice Maiden’s 40% holding in HOMI SA.

The Agreement was reported by HOMI on January 7, 2008. Since that time, the parties to the Agreement have been taking the necessary steps to perform a closing of the Agreement, for implementation of the transactions contemplated by the Agreement.

During the pre-closing process, it became clear that the outstanding balance of the shareholder loan which Ice Maiden had given to HOMI SA , with accrued interest as approved by the South Africa Reserve Bank (the “Shareholder Loan”), is lower than the balance recorded on HOMI’s books. Thus, the parties agreed to adjust the structure of the transactions accordingly.

The closing of this transaction took place on March 10, 2008, during which time the following actions occurred: (i) all of Ice Maiden’s shares in HOMI SA were purchased by HOMI Israel at the amended purchase price of $73,000; (ii) the Shareholder Loan in the amount of $112,000 including accrued interest was repaid; (iii) HOMI SA sold and assigned to Ice Maiden’s order the minibar equipment owned by HOMI SA and installed at two hotels in Johannesburg, South Africa, and the agreements with such hotels regarding the operation of such minibars, at a price of $102,500.

As a result, HOMI SA is now an indirectly wholly owned subsidiary of HOMI.

March 10, 2008		Hotel Outsource Management International, Inc.

	By:	/s/ Jacob Ronnel
	Name:	Jacob Ronnel
	Title:	President and Chief Executive Office